Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-227733) and Form S-3 (No.333-238958) of Amerant Bancorp Inc. of our report dated March 4, 2022, relating to the consolidated financial statements of Amerant Bancorp Inc., appearing in this Annual Report on Form 10-K of Amerant Bancorp Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Fort Lauderdale, Florida
March 4, 2022